Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-222937) pertaining to the Victory Capital Holdings, Inc. Equity Incentive Plan, the Victory Capital Holdings, Inc. 2018 Stock Incentive Plan, and the Victory Capital Holdings, Inc. 2018 Employee Stock Purchase Plan of our report dated March 15, 2019, with respect to the consolidated financial statements of Victory Capital Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 15, 2019